中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電 郵 : info@czdcpa.com

September 12, 2024

Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 10, 2024 of FingerMotion, Inc., and we are in agreement with the statements contained in paragraphs 2 through 5 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.

Hong Kong

September 12, 2024